FOR IMMEDIATE RELEASE
February 1, 2019

CONTACT:
Amy Randolph
217.365.4049
amy.randolph@busey.com

First Busey Corporation Finalizes Acquisition of The Banc Ed Corp and TheBANK of Edwardsville

CHAMPAIGN, IL—First Busey Corporation (“Busey”) (NASDAQ:BUSE), the holding company for Busey Bank, today announced the completion of its merger with The Banc Ed Corp. (“Banc Ed”), the holding company for TheBANK of Edwardsville (“TheBANK”).  The transaction was previously announced on August 22, 2018.

Under terms of the definitive agreement, each share of Banc Ed common stock issued and outstanding as of the effective date was converted into the right to receive 8.2067 shares of First Busey common stock and $111.53 in cash. Based on Busey’s five-day volume weighted average closing price of $25.71, on January 31, 2019 the implied per share purchase price was $322.52 with an aggregate transaction value of approximately $264.3 million.

Busey will operate TheBANK of Edwardsville as a separate banking subsidiary of Busey until it is merged with Busey Bank, which is expected to occur in the second half of 2019.

Busey President and Chief Executive Officer Van A. Dukeman said, “Being a strong, local community bank for the communities we serve is important to both Busey and TheBANK.  Combining our like-minded, 150-year organizations together as one will allow us to build upon and further strengthen our shared beliefs, community focus and commitment to service excellence. Further, this business combination supports our strategic intention of increasing market share through partnerships with organizations that have strong core deposit funding, solid commercial banking and credit practices, and a tradition of serving wealth management clients for generations.”

As of December 31, 2018, Banc Ed had total consolidated assets of $1.758 billion, total loans of $902 million and total deposits of $1.474 billion.

TheBANK President and Chief Executive Officer Kevin Powers added, “Thanks to talented employees, both organizations have demonstrated success in providing premier customer service; building and maintaining strong relationships; and providing countless hours of human, social and financial capital to meet the needs of the communities we serve. We are excited TheBANK customers will continue to experience service excellence through the same bankers they know and trust, while benefitting from expanded access points across Illinois, Missouri, Indiana and southwest Florida.”

The combined company is committed to building a premier, service-oriented, community brand experience through its engaged and empowered workforce. Busey has been named among American Banker’s Best Banks to Work For since 2016; voted as one of the Best Places to Work in Illinois by associates since 2016; recognized in 2018 as one of the Top Workplaces in St. Louis, Best Companies to Work For in Florida, Best Places to Work in Money Management and Best-In-State Banks for Illinois—a first ever recognition by Forbes—in addition to various wellness, training and development, philanthropic and other workplace awards.

Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel and FIG Partners served as financial advisor to Busey. Howard & Howard served as legal counsel and Sandler O’Neill + Partners, L.P. served as financial advisor to Banc Ed.

Corporate Profile
As of December 31, 2018, First Busey Corporation (Nasdaq: BUSE) was a $7.70 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, the wholly-owned bank subsidiary with total assets of $7.69 billion as of December 31, 2018, is headquartered in Champaign, Illinois and has forty-four banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2018, assets under care were approximately $7.12 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

TheBANK of Edwardsville is a wholly-owned bank subsidiary of First Busey Corporation acquired in the merger.  Headquartered in Edwardsville, Illinois, TheBANK of Edwardsville has 19 branch locations and one loan production office in the St. Louis MO-IL MSA.

Busey Bank was named among Forbes’ 2018 Best-In-State Banks—one of five in Illinois and 124 from across the country, equaling 2.2% of all banks, recognized solely by customers. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ people across the U.S. who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com and 4thebank.com.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Busey. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning Busey’s general business; (iv) changes in interest rates and prepayment rates of Busey’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving Busey; (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Busey and its business, including additional factors that could materially affect its financial results, is included in Busey’s filings with the Securities and Exchange Commission.
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